Exhibit 99.1

Perseon Announces Financial Results for First Quarter Fiscal Year 2015

Salt Lake City – May 14, 2015 – Perseon Corporation (NASDAQ:PRSN) (Perseon or the Company), a leading provider of medical systems that utilize energy to treat cancer, today announced year-to-date operational highlights and financial results for the first quarter ended March 31, 20151.

First Quarter Highlights and Commentary

•	Executing 3-year strategic plan including the successful divestiture of the Company’s hyperthermia assets

•	U.S MicroThermX® sales increased by 43% year-over-year

•	Conducting six ongoing clinical studies

•	Reiterates product pipeline of a next generation generator and new antennae offerings over the next 18-24 months

•	Received two FDA clearances with expanded indications for laparoscopic ablation procedures using image guidance and ablation of non-resectable liver tumors

•	Completed launch of new Perseon corporate name and brand, including launching a new ticker symbol, restructuring management and changing the Board of Directors

“I am pleased with the progress we are making against our strategic initiatives.  The team is executing well with a disciplined focus on our energy ablation platform,” said Clint Carnell, CEO of Perseon.  “I am optimistic about our ability to achieve the goals we outlined this past January.”

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1 In January 2015, the Board of Directors of Perseon changed the Company’s fiscal year end from August 31 to December 31, beginning December 31, 2014. The report covering the Company’s transition period ended December 31, 2014 was filed on Form 10-K on March 31, 2015.

Financial Results2

Total revenues were $1,156,626 for the first quarter ended March 31, 2015, compared to total revenues of $1,535,534 for the three months ended March 31, 2014. The decrease in revenue is directly attributable to a decrease in hyperthermia sales.  Revenues recognized from hyperthermia sales have historically fluctuated significantly.

Total gross margin was $359,888, or approximately 31% of total revenues, for the three months ended March 31, 2015, compared to $676,976, or approximately 44%, for the three months ended March 31, 2014. The decrease in gross margin and gross margin percentage resulted primarily from higher than expected costs to produce the final hyperthermia systems completed and sold in the three months ended March 31, 2015.  Gross margin for MicroThermX® was approximately 58% of revenues for the quarter ended March 31, 2015 compared to 56% for the quarter ended March 31, 2014.

Research and development expenses decreased to $496,635 for the first quarter of fiscal year 2015, from $521,264 for the comparable period last year. Selling, general and administrative expenses for the first quarter of fiscal year 2015 increased to $2,721,864 from $1,715,281 for the comparable period last year.  The increase resulted primarily from nonrecurring corporate restructuring costs and expenses related to the sale of the hyperthermia assets, rebranding efforts, changing the Company’s fiscal year-end and resultant reporting requirements, and increased legal costs. As Perseon continues to roll out the MicroThermX product line and the support of its global distribution network, selling, general and administrative expenses may continue to increase over the level reported for the first quarter of fiscal year 2015.

The Company reported a net loss of $2.9 million, or $0.07 per share, for the first quarter of fiscal year 2015, compared to a net loss of $1.6 million, or $0.05 per share, for the comparable period last year.

As of March 31, 2015, Perseon had cash and cash equivalents of $3.6 million, total current assets of $5.9 million and no long-term debt.

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2 Financial results for the three months ended March 31, 2015 include results associated with Perseon’s former hyperthermia cancer treatment product offering. Subsequent to the end of the quarter on April 1, 2015, Perseon sold the assets associated with its hyperthermia cancer treatment systems among other assets, certain contracts, inventory, intellectual property and permits, pursuant to an Asset Purchase Agreement with Pyrexar Medical, Inc., a Nevada corporation. A Current Report on 8-K related to the Asset Purchase Agreement was filed with the Securities and Exchange Commission on April 1, 2015.

Conference Call and Webcast

Perseon management will host a conference call with a live webcast today at 2:00 p.m. Eastern Time/12:00 p.m. Mountain Time to discuss the financial results for the first quarter ended March 31, 2015.

Individuals interested in listening to the conference call may do so by visiting the Investor Relations section of the Company's website at www.perseonmedical.com or by dialing 800.860.2442 from the United States, or 412.858.4600 from outside the United States, and referencing “Perseon Corporation.”  If you would like to submit a question via email in advance of the conference call, please email tross@finprofiles.com

A telephone replay will be available through May 21, 2015, by dialing 877.344.7529 from the United States, or 412.317.0088 from outside the United States, and entering conference ID 10064204. A webcast replay will be available for 90 days.

About Perseon

Perseon Corporation invests its resources in fighting humanity’s worst disease: cancer. Perseon’s people are dedicated to finding innovative technologies and means to deliver energy solutions to healthcare providers and patients around the world. MicroThermX® treats soft tissue tumors with precision-focused energy, expanding the options and broadening the opportunities for cancer treatment.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements relating to our focus on microwave ablation to create stockholder value and pursuit of our strategic plans are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including the risk that for a variety of reasons we may not be able to execute on our strategic plans, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.

Contact

Tricia Ross
Financial Profiles
310-622-8226
tross@finprofiles.com

PERSEON CORPORATION
(Formerly BSD Medical Corporation)
Condensed Balance Sheets
(Unaudited)

ASSETS	March 31, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$3,560,193	$5,594,578
Accounts receivable, net of allowance for doubtful accounts of $66,480 and $140,000, respectively	794,575	275,072
Related party trade accounts receivable	2,269	13,471
Inventories, net	1,268,254	1,775,648
Other current assets	259,799	86,583
Total current assets	5,885,090	7,745,352

Property and equipment, net	1,204,734	1,140,871

	$7,089,824	$8,886,223

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,015,861	$598,466
Accrued liabilities	856,512	1,105,152
Notes payable, net of discount	846,790	-
Customer deposits	19,825	41,667
Deferred revenue	-	54,218
Total current liabilities	2,738,988	1,799,503

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 80,000,000 shares authorized, 39,713,540 shares issued	39,714	39,714
Additional paid-in capital	63,723,103	63,587,400
Treasury stock, 24,331 shares at cost	(234)	(234)
Accumulated deficit	(59,411,747)	(56,540,160)
Total stockholders’ equity	4,350,836	7,086,720

	$7,089,824	$8,886,223

PERSEON CORPORATION
(Formerly BSD Medical Corporation)
Condensed Statements of Comprehensive Loss
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Sales	$1,064,094	$1,443,142
Sales to related parties	11,232	12,492
Equipment rental	81,300	79,900

Total revenues	1,156,626	1,535,534

Cost of revenues:
Cost of sales	788,105	847,647
Cost of related party sales	6,668	7,964
Cost of equipment rental	1,965	2,947

Total cost of revenues	796,738	858,558

Gross margin	359,888	676,976

Operating costs and expenses:
Research and development	496,635	521,264
Selling, general and administrative	2,721,864	1,715,281

Total operating costs and expenses	3,218,499	2,236,545

Loss from operations	(2,858,611)	(1,559,569)

Other income (expense):
Interest income (expense), net	(3,856)	4,874
Other expense, net	(9,120)	(2,699)

Total other income (expense)	(12,976)	2,175

Loss before income taxes	(2,871,587)	(1,557,394)

Income tax benefit	-	-

Net loss and comprehensive loss	$(2,871,587)	$(1,557,394)

Net loss per common share:
Basic	$(0.07)	$(0.05)
Diluted	$(0.07)	$(0.05)

Weighted average number of shares outstanding:
Basic	39,689,000	33,982,000
Diluted	39,689,000	33,982,000

PERSEON CORPORATION
(Formerly BSD Medical Corporation)
Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(2,871,587)	$(1,557,394)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	29,577	31,599
Stock-based compensation	135,703	206,513
(Gain) loss on disposition of property and equipment	2,590	(67)
Amortization of debt discount	2,209	-
Decrease (increase) in:
Receivables	(508,301)	145,941
Inventories	507,394	231,142
Other current assets	(173,216)	(50,547)
Increase (decrease) in:
Accounts payable	417,395	(135,539)
Accrued liabilities	(248,640)	126,143
Customer deposits	(21,842)	(91,897)
Deferred revenue	(54,218)	(38,571)

Net cash used in operating activities	(2,782,936)	(1,132,677)

Cash flows from investing activities:
Proceeds from disposition of property and equipment	-	2,025
Purchase of property and equipment	(96,030)	(22,657)

Net cash used in investing activities	(96,030)	(20,632)

Cash flows from financing activities:
Proceeds from notes payable, net	844,581	82,465

Net cash provided by financing activities	844,581	82,465

Net decrease in cash and cash equivalents	(2,034,385)	(1,070,844)
Cash and cash equivalents, beginning of period	5,594,578	7,423,091

Cash and cash equivalents, end of period	$3,560,193	$6,352,247